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                                                                    EXHIBIT 23.4

                       CONSENT OF HUDDLESTON & CO., INC.

     We consent to the incorporation by reference in this Registration Statement of El Paso Energy Corporation on Form S-3 of our report under the captions "Business -- Gas System Reserves" and "Supplemental Information on Oil and Gas Producing Activities (Unaudited)" appearing in and incorporated by reference in the Annual Report on Form 10-K of The Coastal Corporation for the year ended December 31, 1999 ("Annual Report"), which Annual Report is referenced in that certain Current Report of El Paso Energy Corporation on Form 8-K incorporated by reference in this Registration Statement.

HUDDLESTON & CO., INC.

Houston, Texas
May 24, 2000